Exhibit 4.3

GLOBAL CROSSING AIRLINES GROUPS INC.

as Issuer

THE GUARANTORS PARTY HERETO

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee and as Collateral Agent

THIRD SUPPLEMENTAL INDENTURE

Dated as of December 21, 2023

to

INDENTURE

Dated as of August 2, 2023

15.00% Senior Secured Notes Due 2029

TABLE OF CONTENTS

ARTICLE I

Definitions

SECTION 1.01. Definitions	2

ARTICLE II

Establishment of Additional Notes

SECTION 2.01. Designation and Authorization	2
SECTION 2.02. Form of the Additional Notes	2
SECTION 2.03. Principal Amount of the Additional Notes	2
SECTION 2.04. Denomination of the Additional Notes	2
SECTION 2.05. Amendment to Section 2.01 of the Original Indenture	2

ARTICLE III

Additional Amendments to the Original Indenture

SECTION 3.01. Amendment to the definition of “Permitted Disposition” in the Original Indenture	3
SECTION 3.02. Amendment to the definition of “Permitted Investments” in the Original Indenture	3
SECTION 3.03. Amendment to Section 4.07(b) of the Original Indenture	3
SECTION 3.04. Amendment to Section 4.08(b) of the Original Indenture	3

ARTICLE IV

Miscellaneous

SECTION 4.01. Initial Record Date	4
SECTION 4.02. Application of Third Supplemental Indenture	4
SECTION 4.03. Effective Date of Third Supplemental Indenture	4
SECTION 4.04. Counterparts	4
SECTION 4.05. Trustee and Collateral Agent Not Responsible for Recitals	4
SECTION 4.06. Governing Law	4

Exhibit A: FORM OF NOTE

THIRD SUPPLEMENTAL INDENTURE dated as of December 21, 2023 (this “Third Supplemental Indenture”), among Global Crossing Airlines Group Inc., a Delaware corporation, (the “Company”), the guarantors party hereto (the “Guarantors”) and U.S. Bank Trust Company, National Association, as trustee and as collateral agent (the “Trustee” and the “Collateral Agent”).

WHEREAS, the Company and the Guarantors executed and delivered the indenture, dated as of August 2, 2023, to the Trustee and the Collateral Agent (the “Original Indenture”, as supplemented by this Third Supplemental Indenture, the “Indenture”), pursuant to which an issuance of $35,000,000 aggregate principal amount of the Company’s 15.00% Senior Secured Notes Due 2029 occurred on August 2, 2023 (the “Initial Notes”).

WHEREAS, the Company desires to reopen its 15.00% Senior Secured Notes Due 2029 and requests the Trustee and the Collateral Agent to join it in the execution and delivery of this Third Supplemental Indenture in connection with the issuance by the Company of an additional $5,000,000 aggregate principal amount of 15.00% Senior Secured Notes Due 2029 (the “Additional Notes” and, together with the Initial Notes, the “Notes”), with the form, substance, terms, provisions and conditions of such Additional Notes being identical to the form, substance, terms, provisions and conditions of the Initial Notes as provided in the Original Indenture, and the Additional Notes shall be deemed to be part of the same series of 15.00% Senior Secured Notes Due 2029;

WHEREAS, the Company desires to amend Section 4.07 of the Original Indenture to permit its repurchase of Equity Interests in the time and manner set forth herein and as consented to by the Required Holders;

WHEREAS, the execution and delivery of this Third Supplemental Indenture and the issuance of the Additional Notes have been authorized by the Board of Directors of the Company, and the Board of Directors has authorized the proper officers of the Company to execute and deliver any and all appropriate documents necessary or appropriate to effect such Third Supplemental Indenture and issuance;

WHEREAS, pursuant to Section 9.01 of the Original Indenture, the Required Holders have consented to the amendment of the Original Indenture and the execution and delivery of this Third Supplemental Indenture to effect (i) the issuance of the Additional Notes set forth in Article II herein and (ii) the additional amendment to the Original Indenture as set forth in Article III herein;

WHEREAS, the Company requests that the Trustee and the Collateral Agent execute and deliver this Third Supplemental Indenture; and

WHEREAS, all things necessary to make this Third Supplemental Indenture a valid and binding agreement of the Company, the Guarantors, the Trustee and the Collateral Agent, in accordance with its terms, and to make the Additional Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid and binding obligations of the Company, have been performed, and the execution and delivery of this Third Supplemental Indenture has been duly authorized in all respects.

1

NOW THEREFORE, in consideration of the premises and the purchase and acceptance of the Additional Notes by the Holders thereof and other valuable consideration, the receipt of which is hereby acknowledged by the Company, and for the purpose of setting forth, as provided in the Original Indenture, the form, terms and conditions of the Additional Notes, the Company covenants and agrees with the Trustee and the Collateral Agent for the benefit of the Holders of the Additional Notes, as follows:

ARTICLE I

Definitions

SECTION 1.01. Definitions. Unless the context otherwise requires, capitalized terms used but not defined herein or in the recitals above have the respective meanings set forth in the Original Indenture. The words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Third Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision. The rules of construction set forth in Section 1.04 of the Original Indenture shall apply to this Third Supplemental Indenture.

ARTICLE II

Establishment of Additional Notes

SECTION 2.01. Designation and Authorization. The issuance of the Additional Notes is hereby authorized, and such Additional Notes shall be registered in the names of such Persons as shall be set forth in any written order of the Company for the authentication and delivery of Additional Notes pursuant to Section 2.02 of the Original Indenture. The Additional Notes and the Initial Notes shall constitute a single series of debt securities under the Original Indenture, and the terms and provisions of the Original Indenture are incorporated by reference into this Third Supplemental Indenture and shall apply equally to the Additional Notes, other than the issue date of the Additional Notes.

SECTION 2.02. Form of the Additional Notes. The Additional Notes shall be issued in definitive form substantially in the form set forth in Exhibit A hereto.

SECTION 2.03. Principal Amount of the Additional Notes. The Additional Notes shall be issued in an aggregate principal amount of $5,000,000.

SECTION 2.04. Denomination of the Additional Notes. The Company shall issue the Additional Notes in minimum denominations of $100,000 and in integral multiples of $1,000 in excess thereof.

SECTION 2.05. Amendment to Section 2.01 of the Original Indenture. The final sentence of Section 2.01 of the Original Indenture is hereby amended to read as follows: “Notwithstanding anything in this Indenture or any Collateral Document to the contrary, the aggregate principal amount of Notes that may be outstanding at any time hereunder shall not exceed $35,500,000.”.

2

ARTICLE III

Additional Amendments to the Original Indenture

SECTION 3.01. Amendment to the definition of “Permitted Disposition” in the Original Indenture. The definition of “Permitted Disposition” in the Original Indenture is hereby amended and supplemented to strike “and or” following clause (vii) thereto, strike “.” following the last word in clause (viii) thereto, and add the following as clause (ix) thereto:

or (ix) Disposition of 110 newly issued shares of Capital Stock of GlobalX Travel Technologies, Inc. to 41 Consulting Inc., pursuant to documentation in form and substance satisfactory to the Required Holders.

SECTION 3.02. Amendment to the definition of “Permitted Investments” in the Original Indenture. The definition of “Permitted Investments” in the Original Indenture is hereby amended and supplemented to strike “and” following clause (22) thereto, replace “.” following the last word in clause (23) thereto with “; or”, and add the following as clause (24) thereto:

(24) Investments consisting of the acquisition of any aircraft; provided that the aggregate Investments permitted by this clause (24) shall not at any time exceed (i) $0.8 million minus (ii) all Restricted Payments made pursuant to Section 4.07(b)(8) minus (iii) all Indebtedness incurred pursuant to Section 4.08(b)(19).

SECTION 3.03. Amendment to Section 4.07(b) of the Original Indenture. Section 4.07(b) of the Original Indenture is hereby amended and supplemented to replace “.” following the last word in subparagraph (7) thereto with “; or” and add the following as subparagraph (8) thereto:

(8) the repurchase by the Company of its Capital Stock; provided that the aggregate Restricted Payments permitted by this Section 4.07(b)(8) shall not at any time exceed (i) $0.8 million minus (ii) all Investments made pursuant to clause (24) of the definition of “Permitted Investments” minus (iii) all Indebtedness outstanding pursuant to Section 4.08(b)(19).

SECTION 3.04. Amendment to Section 4.08(b) of the Original Indenture. Section 4.08(b) of the Original Indenture is hereby amended and supplemented to strike “and” following subparagraph (17) thereto, replace “.” following the last word in subparagraph (18) thereto with “; or”, and add the following as subparagraph (19) thereto:

(19) the incurrence of Indebtedness representing Finance Lease Obligations with respect to any aircraft; provided that the aggregate Indebtedness outstanding pursuant to this Section 4.08(b)(19) shall not at any time exceed (i) $0.8 million minus (ii) all Investments made pursuant to clause (24) of the definition of “Permitted Investments” minus (iii) all Restricted Payments made pursuant to Section 4.07(b)(8).

3

ARTICLE IV

Miscellaneous

SECTION 4.01. Initial Record Date. Notwithstanding anything to the contrary in the Notes, the Record Date for the Interest Payment Date occurring on January 1, 2024 shall be December 22, 2023.

SECTION 4.02. Application of Third Supplemental Indenture. Except as specifically amended and supplemented by, or to the extent inconsistent with, this Third Supplemental Indenture, the Original Indenture shall remain in full force and effect and is hereby ratified and confirmed.

SECTION 4.03. Effective Date of Third Supplemental Indenture. This Third Supplemental Indenture shall be effective upon the execution and delivery hereof by each of the parties hereto.

SECTION 4.04. Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Third Supplemental Indenture by telecopier or in .pdf or similar format by electronic mail shall be effective as delivery of an original executed counterpart of this Third Supplemental Indenture.

SECTION 4.05. Trustee and Collateral Agent Not Responsible for Recitals. The recitals herein contained are made by the Company and the Guarantors and not by the Trustee or Collateral Agent, and neither the Trustee nor the Collateral Agent assume any responsibility for the correctness thereof. Neither the Trustee nor the Collateral Agent make any representation as to the validity or sufficiency of this Third Supplemental Indenture.

SECTION 4.06. Governing Law. This Third Supplemental Indenture and the Additional Notes shall be construed in accordance with and governed by the laws of the State of New York.

[Signature Pages Follow]

4

IN WITNESS WHEREOF, the parties have caused this Third Supplemental Indenture to be duly executed as of the date first written above.

Company:

GLOBAL CROSSING AIRLINES GROUP INC.

By:	/s/ Ryan Goepel
Name: Ryan Goepel
Title: Chief Financial Officer

Guarantors:

GLOBAL CROSSING AIRLINES, INC.

By:	/s/ Ryan Goepel
Name: Ryan Goepel
Title: Chief Financial Officer

GLOBAL CROSSING AIRLINES OPERATIONS LLC

By:	/s/ Ryan Goepel
Name: Ryan Goepel
Title: Chief Financial Officer

GLOBAL AIR TOURS LLC

By:	/s/ Ryan Goepel
Name: Ryan Goepel
Title: Chief Financial Officer

[Signature Page to Third Supplemental Indenture]

GLOBAL TRAVEL TECHNOLOGIES, INC.

By:	/s/ Ryan Goepel
Name: Ryan Goepel
Title: Chief Financial Officer

GLOBAL CROSSING AIRLINES HOLDINGS, INC.

By:	/s/ Ryan Goepel
Name: Ryan Goepel
Title: Chief Financial Officer

CHARTER AIR SOLUTIONS, LLC

By:	/s/ Ryan Goepel
Name: Ryan Goepel
Title: Chief Financial Officer

URBANX AIR MOBILITY, INC.

By:	/s/ Ryan Goepel
Name: Ryan Goepel
Title: Chief Financial Officer

[Signature Page to Third Supplemental Indenture]

Trustee and Collateral Agent

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Benjamin J. Krueger
Name: Benjamin J. Krueger
Title: Vice President

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Benjamin J. Krueger
Name: Benjamin J. Krueger
Title: Vice President

[Signature Page to Third Supplemental Indenture]

EXHIBIT A

[Face of Note]

[Insert the Private Placement Legend pursuant to the provisions of the Indenture]

15.00% Senior Secured Notes due 2029

No.          [Initially] $

GLOBAL CROSSING AIRLINES GROUP INC.

promises to pay to                                                                       or registered assigns, the principal sum of                                                                                                                                                                     DOLLARS.*

Interest Payment Dates: January 1 and July 1

Record Dates: December 15 and June 15; provided that the Record Date for the Interest Payment Date occurring on January 1, 2024 shall be December 22, 2023.

Dated:

GLOBAL CROSSING AIRLINES GROUP INC.

By:
Name:
Title:

Exhibit A-1

This is one of the Notes referred to

in the within-mentioned Indenture:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Exhibit A-2

[Back of Note]

15.00% Senior Secured Notes due 2029

1. Interest. Global Crossing Airlines Group Inc., a Delaware corporation (the “Company”), promises to pay or cause to be paid with respect to each Interest Period interest on the principal amount of this Note in cash at a rate per annum equal to 15.00%.

For purposes of this Note and the Indenture, “Interest Period” means the period commencing on and including an Interest Payment Date to but excluding the next succeeding Interest Payment Date, it being understood that the first Interest Period shall be from and including August 2, 2023 to but excluding January 1, 2024.

The Company will pay interest, if any, semi-annually in arrears on January 1 and July 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from August 2, 2023; provided that the first Interest Payment Date shall be January 1, 2024. The Company shall also pay accrued interest on the Notes, if any, in cash on the Maturity Date. The Company will pay interest (including post- petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 2.00% higher than the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including postpetition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Notwithstanding anything to the contrary and for avoidance of doubt, (a) the payment of any accrued and unpaid interest in connection with any redemption or repurchase of Notes pursuant to Article 3 of the Indenture (including Section 3.07 of the Indenture), Section 4.10 of the Indenture or Section 4.13 of the Indenture, as applicable, (b) the payment of any accrued and unpaid interest in connection with any defeasance or satisfaction and discharge of the Indenture, (c) the payment of any accrued and unpaid interest on the Maturity Date, (d) the payment of additional interest required to be paid pursuant to Section 2.12 of the Indenture and (e) the payment of any accrued and unpaid interest upon any acceleration of the Notes shall, in each case of clauses (a), (b), (c), (d) and (e), be made solely in cash.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. Method of Payment. The Company will pay interest on the Notes (except defaulted interest), if any, to the Persons who are registered Holders of Notes at the close of business on the December 15 and June 15 immediately preceding the Interest Payment Date (provided that the Record Date for the Interest Payment Date occurring on January 1, 2024 shall be December 22, 2023), even if the Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, the Applicable Premium and interest at the office or agency of the Paying Agent and Registrar, or, at the option of the Company, payment of interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of

Exhibit A-3

immediately available funds will be required with respect to principal of, the Applicable Premium on and interest, if any, on, all Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, U.S. Bank Trust Company, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the Notes. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

4. Indenture. The Company issued the Notes under an Indenture dated as of August 2, 2023 (the “Original Indenture”), as supplemented by the Third Supplemental Indenture, dated as of December 21, 2023 (the “Third Supplemental Indenture” and, together with the Original Indenture, the “Indenture”), among the Company, the Parent, and U.S. Bank Trust Company, National Association, as the Trustee and Collateral Agent. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Company. The aggregate principal amount of the Notes that may be issued under the Indenture shall be limited as provided in Section 2.01 of the Original Indenture, as amended and supplemented by the Third Supplemental Indenture.

5. Optional Redemption: Change of Control Repurchase; Asset Sale Offer.

a. The Notes will be redeemable, at the Company’s option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus the Applicable Premium, plus accrued and unpaid interest (if any) on the principal amount of Notes being redeemed to (but not including) such redemption date (subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant Interest Payment Date).

b. Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to a minimum denomination of $100,000 or an integral multiple of $1,000 in excess thereof of that Holder’s Notes pursuant to a Change of Control Offer at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest on the Notes repurchased to (but not including) the date of purchase.

Exhibit A-4

c. If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 10 days nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the redemption date.

d. If the Company or any Grantor receives Net Proceeds from a Specified Disposition, the Company will be required to make an Asset Sale Offer in accordance with Section 4.13 of the Indenture.

6. Mandatory Redemption. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

7. Notice of Redemption. At least 10 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first-class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Article 8 thereof. Notes and portions of Notes selected will be in principal amounts of $100,000 or integral multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased.

Any such redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including the consummation of a Change of Control. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date so delayed.

8. Denominations, Transfer, Exchange. The Notes are in registered form in denominations of $100,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

Exhibit A-5

9. Persons Deemed Owners. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

10. Amendment, Supplement and Waiver. The provisions governing amendment, supplement and waiver of any provision of the Indenture, the Notes or the Note Guarantees are set forth in Article 9 of the Indenture.

11. Defaults and Remedies. The Events of Default relating to the Notes and related remedies and other provisions are included in Section 6.01 of the Indenture.

12. Security. The Notes shall be secured by Liens and security interests in the Collateral, subject to Permitted Liens. The Collateral Agent holds the Collateral in trust for the benefit of the Trustee and the Holders, in each case pursuant to the Collateral Documents.

13. Trustee Dealings with the Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

14. No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture, the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

15. Authentication. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17. Cusip Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

18. Governing Law; Jurisdiction; Waiver of Jury Trial. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Exhibit A-6

Any legal suit, action or proceeding arising out of or based upon this Indenture or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The Company, the Trustee and the Holders (by their acceptance of the Notes) each hereby irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

The Company, the Trustee and the Holders (by their acceptance of the Notes) each hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Indenture, the Notes or the transactions contemplated hereby or thereby.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Global Crossing Airlines Group Inc.

Bldg. 5A, Miami Int’l Airport, 4th Floor

4200 NW 36th Street, Miami, FL, 33166

Attention: Chief Financial Officer

Email: ryan.goepel@globalxair.com

Exhibit A-7

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: ________________

Your Signature: ______________________________
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: ______________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exhibit A-8

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.13 of the Indenture, check the appropriate box below:

☐    Section 4.10  ☐     Section 4.13

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or 4.13 of the Indenture, state the amount you elect to have purchased:

$______

Date: ____________

Your Signature: ___________________________________
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.: _____________________________

Signature Guarantee*: _____________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exhibit A-9